SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) January 12, 1999


                   MDU RESOURCES GROUP, INC.
     (Exact name of registrant as specified in its charter)


            Delaware               1-3480          41-0423660

(State or other jurisdiction    (Commission   (IRS Employer
 of incorporation)               File Number)  Identification No.)

                         Schuchart Building
                       918 East Divide Avenue
                            P.O. Box 5650
                     Bismarck, North Dakota 58506-5650
              (Address of principal executive offices)
                             (Zip Code)


Registrant's telephone number, including area code (701) 222-7900


   (Former name or former address, if changed since last report.)


  Item 5.  Other Events.

       The following press release was issued by MDU Resources Group, Inc. on January 12, 1999:

    MDU Resources Continues Growth Despite Non-Cash Charge

  BISMARCK, NORTH DAKOTA - January 12, 1999 - Shareholders of MDU Resources Group, Inc. (NYSE:MDU) enjoyed a 29 percent annual total return on their investment in 1998 due, in significant part, to company growth through acquisitions. Throughout 1998, the company invested approximately $230 million in an aggressive development program that resulted in the acquisition of numerous business operations and properties throughout the United States. MDU Resources now possesses a geographic footprint stretching from the Hawaiian Islands to Kentucky and from the Gulf of Mexico to Alaska.

       In the fourth quarter, Knife River Corporation expanded its growing construction materials and mining operations with the acquisition of a privately held supplier of construction material and paving services in central Oregon and a ready-mix facility in northern California. The company's oil and gas exploration and production unit, Fidelity Oil Group, acquired a 20 percent interest in the majority of existing reserves of a privately held Houston-based oil and gas company operating primarily in the Gulf Coast region. In early January 1999, Fidelity acquired additional interests in gas fields in northern Louisiana. These purchases add approximately 4.4 million equivalent barrels to Fidelity's oil and gas reserves, increasing total reserves to approximately 30 million equivalent barrels of oil at mid-January 1999. Over 60 percent of this reserve base is natural gas.

       Despite the growth that has occurred at Fidelity during 1998, oil and natural gas prices have not cooperated. On an inflation adjusted basis, oil prices have hit their lowest level in more than 50 years and natural gas prices are significantly lower than last year. As a result of these low prices, MDU Resources will be taking a non-cash after-tax charge of approximately $20 million to fourth quarter earnings. MDU Resources uses the full-cost method of accounting for its oil and natural gas production activities. Under this method capitalized costs are subject to a "ceiling test" that limits such costs to the aggregate of the present value of future net revenues of proved reserves and the lower of cost or fair value of unproved properties. The ceiling test write-down is required under Securities and Exchange Commission rules. MDU Resources was subject to a similar non-cash after-tax charge of $20 million in the second quarter of 1998.

       "While these non-cash charges will reduce our reported earnings for 1998, our company remains financially strong and stable. Absent these non-cash charges, our earnings from ongoing operations are expected to produce the sixth consecutive year of record earnings," stated Martin A. White, president and chief executive officer of MDU Resources.
  "1998 was an excellent year of growth for our company. Through the acquisition of well-managed and profitable companies, and by adding value through improved productivity and internal growth, the company should add to its future earnings base."

       MDU Resources Group, Inc. is a multidimensional natural resource company comprised of construction materials and mining operations; oil and natural gas acquisition, exploration and production activities; an electric and natural gas utility; a natural gas transmission and energy marketing company; and, utility services companies. For more information about MDU Resources, see the company's web site at http://www.mdures.com.

       The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include federal and state regulatory actions and developments, weather, the timing and extent of changes in commodity prices, and the timing and extent of success in discovering, developing and producing or acquiring oil and gas reserves. These and other risks are described in the company's documents and reports that are available from the Securities and Exchange Commission, including the report filed on Form 10-K for the fiscal year ended December 31, 1997.


                            SIGNATURE


        Pursuant to the requirements of the Securities Exchange
     Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         MDU RESOURCES GROUP, INC.


     Date: January 13, 1999              By:  /s/ Warren L. Robinson
                                            Warren L. Robinson
                                            Vice President, Treasurer and
                                              Chief Financial Officer